CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.15% Secured Medium-Term Notes, Series J, due August 15, 2024	$250,000,000	$32,200

(1)	The filing fee of $32,200 is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-178133) filed by Public Service Electric and Gas Company on November 23, 2011.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-178133

Pricing Supplement dated August 6, 2014
(To Prospectus Supplement dated August 6, 2014
and Prospectus dated November 23, 2011)

3.15% Secured Medium-Term Notes, Series J, due August 15, 2024

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP: 74456QBH8

Trade Date: August 6, 2014
Original Issue Date/Settlement Date: August 12, 2014, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes on the date hereof will be required, because the Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $250,000,000

Price to Public: 99.821% of Principal Amount, plus accrued interest from August 12, 2014 if settlement occurs after that date

Purchase Price: 99.221% of Principal Amount

Net Proceeds to Company: $248,052,500

Interest Rate: 3.15% per annum

Initial Interest Accrual Date: August 12, 2014

Interest Payment Dates: February 15 and August 15, commencing February 15, 2015

Regular Record Dates: February 1 and August 1

Maturity Date: August 15, 2024

These Notes are DTC Eligible and will be issued in book-entry form

Mode of Distribution: [X] Underwritten [ ] Agented

[ ] Barclays Capital Inc.

[ ] BNP Paribas Securities Corp.

[ ] BNY Mellon Capital Markets, LLC

[ ] CIBC World Markets Corp.

[X] Credit Suisse Securities (USA) LLC ($55,000,000)

[ ] Goldman, Sachs & Co.

[ ] J.P. Morgan Securities LLC

[ ] Mitsubishi UFJ Securities (USA), Inc.

[X] Mizuho Securities USA Inc. ($18,750,000)

[ ] Morgan Stanley & Co. LLC

[X] RBC Capital Markets, LLC ($37,500,000)

[X] RBS Securities Inc. ($55,000,000)

[X] Scotia Capital (USA) Inc. ($18,750,000)

[X] Wells Fargo Securities, LLC ($37,500,000)

[X] Citigroup Global Markets Inc. ($18,750,000)

[X] The Williams Capital Group, L.P. ($8,750,000)

Redemption Provisions:

The Secured Medium-Term Notes, Series J offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to May 15, 2024 (the date that is three months prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points (0.125%), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after May 15, 2024 (the date that is three months prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used for general corporate purposes, including, together with the net proceeds from the sale of PSE&G’s $250,000,000 2.00% Secured Medium-Term Notes, Series J, due August 15, 2019 and other available general funds, the redemption at maturity of PSE&G’s $250,000,000 5.00% Secured Medium-Term Notes, Series D, due August 15, 2014 and $250,000,000 0.85% Secured Medium-Term Notes, Series G, due August 15, 2014.

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